UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

PNA Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-142896	04-3756642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Northridge Road Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 641-6460

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective March 11, 2008, PNA Group, Inc. (“PNA”) entered into the Ninth Amendment (the “Ninth Amendment”) to its Amended and Restated Credit and Security Agreement, dated as of May 9, 2006, as amended (as so amended, the “Credit Agreement”), among PNA, the other borrowers named therein, Bank of America, N.A., as administrative agent, and the other financial institutions named therein as lenders (collectively, the “Lenders”). Among other things, the Ninth Amendment (i) increases the revolving credit facility from $375 million to $425 million, (ii) increases the borrowing limit on inventory thereunder from $230 million to $260 million and (iii) provides PNA with increased flexibility with regard to certain restrictive operating covenants including an increase in annual capital expenditure limits, the ability make certain acquisitions without prior consent of the Lenders and the ability to incur other indebtedness in specific circumstances. The foregoing description of the Ninth Amendment does not purport to be complete and is qualified in its entirety by reference to the Ninth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit #	Description
10.1	Ninth Amendment to Amended and Restated Credit and Security Agreement, dated as of March 11, 2008, by and among PNA Group, Inc., the other borrowers named therein, Bank of America, N.A. and the other financial institutions named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PNA GROUP, INC.

Date:	March 12, 2008	By:	/s/ William S. Johnson
		Name:	William S. Johnson
		Title:	Chief Financial Officer